UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ONEOK, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting

and Proxy Statement

Annual Meeting of Shareholders

Thursday, May 15, 2003

April 1, 2003

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of ONEOK, Inc. at 10:00 a.m. local time on Thursday, May 15, 2003, at ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma 74103-4298.

We look forward to greeting personally as many of our shareholders as possible at the meeting. The matters to be voted on at the meeting are set forth in the attached notice of annual meeting of shareholders and are described in the attached proxy statement. A copy of our 2002 annual report to shareholders is enclosed. A report on our operations will be presented at the meeting.

We know that most of our shareholders are unable personally to attend the annual meeting. Therefore, proxies are being solicited so that each shareholder has an opportunity to vote by proxy. You can authorize a proxy by signing, dating, and returning the enclosed proxy card. Shareholders whose stock is registered in their name may also authorize a proxy over the Internet or by telephone. Instructions for using these convenient services are included with the proxy statement and are set forth on the proxy card. I urge you to submit your proxy as soon as possible so that you can be sure your shares will be voted.

Regardless of the number of shares you own, your vote is important. Thank you for your continued support.

Very truly yours,

David Kyle
Chairman of the Board, President,
and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 15, 2003

To the Shareholders of ONEOK, Inc.

The 2003 annual meeting of shareholders of ONEOK, Inc., an Oklahoma corporation, will be held at ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma, on May 15, 2003, at 10:00 a.m. local time, for the following purposes:

(1)	to elect three class C directors to serve for a three-year term;

(2)	to ratify the appointment of KPMG LLP as independent public accountants of ONEOK, Inc. for the year ending December 31, 2003; and

(3)	to transact such other business as may properly come before the meeting or any adjournment of the meeting.

These matters are described more fully in the accompanying proxy statement.

Only shareholders of record at the close of business on March 24, 2003, are entitled to notice of and to vote at the annual meeting.

Your vote is important – as is the vote of every shareholder – and the board of directors appreciates the cooperation of shareholders in directing proxies to vote at the meeting. To make it easier for you to vote, Internet and telephone voting are available. The instructions attached to your proxy card describe how to use these convenient services. Of course, if you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope.

You may revoke your proxy at any time by following the procedures set forth in the accompanying proxy statement.

By order of the board of directors,

Eric Grimshaw
Secretary
April 1, 2003

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO APPOINT A PROXY AS SOON AS POSSIBLE BY INTERNET, TELEPHONE, OR MAIL SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. THE GIVING OF A PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR TO VOTE YOUR SHARES IN PERSON IN THE EVENT YOU SHOULD ATTEND THE ANNUAL MEETING.

VOTING METHODS

The accompanying proxy statement describes important issues affecting our company. If you were a shareholder of record on the record date of March 24, 2003, you have the right to vote your shares in person at the meeting or to appoint a proxy through the Internet, by telephone, or by mail. The Internet and telephone methods of voting are generally available 24 hours a day and will ensure that your proxy is confirmed and posted immediately. You may revoke your proxy any time before the annual meeting. Please help us save time and postage costs by appointing a proxy via the Internet or by telephone.

When you appoint a proxy via the Internet, by telephone, or proxy card, you are appointing David L. Kyle and John A. Gaberino, Jr. as your representatives at the annual meeting, and they will vote your shares as you have instructed them.

To appoint a proxy, please select from the following options:

1.	Via the Internet
	a.	Go to the web site at http://www.eproxyvote.com/oke, 24 hours a day, 7 days a week.
b.

Enter the control number that appears on the proxy card. This process is designed to verify that you are a shareholder and allows you to vote your shares and confirm that your instructions have been properly recorded.

	c.	Follow the simple instructions.
d.

Appointing a proxy through the Internet is also available to shareholders who hold their shares in the ONEOK, Inc. Direct Stock Purchase and Dividend Reinvestment Plan and the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries.

	e.	If you appoint a proxy via the Internet, you do not have to mail your proxy card.

2.	By telephone
	a.	On a touch-tone telephone, call toll-free 1-800-758-6973, 24 hours a day, 7 days a week.
b.

Enter the control number that appears on the proxy card. This process is designed to verify that you are a shareholder and allows you to vote your shares and confirm that your instructions have been properly recorded.

	c.	Follow the simple recorded instructions.
d.

Appointing a proxy by telephone is also available to shareholders who hold their shares in the ONEOK, Inc. Direct Stock Purchase and Dividend Reinvestment Plan and the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries.

	e.	If you appoint a proxy by telephone, you do not have to mail your proxy card.

3.	By mail
	a.	Mark your selection on the proxy card.
	b.	Date and sign your name exactly as it appears on your proxy card.
	c.	Mail the proxy card in the enclosed postage-paid envelope.

If your shares are held in the name of a broker, bank, or other holder of record, you will receive instructions that you must follow in order for your shares to be voted.

Your vote is important. Thank you for voting.

ONEOK, Inc.

2003 Annual Meeting of Shareholders

QUESTIONS AND ANSWERS

1.	Q:	Who may attend the Annual Meeting?

A:

All shareholders who held shares of our common stock on March 24, 2003, may attend. If your shares are held in the name of a broker, bank, or other holder of record, often referred to as “in street name,” just bring a copy of your brokerage account statement or a proxy card which you can get from your broker, bank, or other holder of record of your shares.

2.	Q:	How do I vote?

A:

You may vote in person at the meeting or you may appoint a proxy, via the Internet, by telephone, or by mail, to vote your shares. Following the notice of annual meeting is a description of the voting methods available this year. If you return a signed card but do not provide voting instructions, your shares will be voted for the two proposals to be voted on at the meeting.

3.	Q:	How do I revoke my proxy?

	A:	You have the right to revoke your proxy at any time before the meeting by:

(1) notifying our corporate secretary in writing;
(2) authorizing a different proxy via the Internet;
(3) authorizing a different proxy by telephone;
(4) returning a later-dated proxy card; or
(5) voting in person.

4.	Q:	Is my vote confidential?

A:

Proxy cards, ballots, and voting tabulations that identify individual shareholders are mailed and returned directly to our stock transfer agent which is responsible for tabulating the vote in a manner that protects your voting privacy. It is our policy to protect the confidentiality of shareholder votes throughout the voting process. The vote of any shareholder will not be disclosed to our directors, officers, or employees, except:

•    to meet legal requirements;

•    to assert or defend claims for or against us; or

•    in those limited circumstances where

(1) a proxy solicitation is contested;

(2) a shareholder writes comments on a proxy card; or

(3) a shareholder authorizes disclosure.

Both the tabulators and the inspectors of election have been, and will remain, independent of us. This policy does not prohibit shareholders from disclosing the nature of their votes to our directors, officers, or employees, or prevent us from voluntarily communicating with our shareholders, ascertaining which shareholders have voted, or making efforts to encourage shareholders to vote.

5.	Q:	How is our common stock held in our Thrift Plan voted?

A:

Thrift Plan votes receive the same confidentiality as all other shares voted. If you hold shares of our common stock through our Thrift Plan, in order for your Thrift Plan shares to be voted as you wish, you must instruct the Thrift Plan’s trustee, Bank of Oklahoma, N.A., how to vote those shares by authorizing a proxy electronically via the Internet, by telephone, or by mail. If you fail to authorize a proxy or if you return a proxy card with an unclear voting designation, or with no voting designation at all, then the trustee will vote the shares in your account in proportion to the way the other participants in our Thrift Plan vote their shares.

6.	Q:	How will voting on any other business be conducted?

A:

Although we do not know of any business to be considered at the 2003 annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the annual meeting, your proxy gives authority to David L. Kyle, our Chairman of the Board, President, and Chief Executive Officer, and John A. Gaberino, Jr., our Senior Vice President and General Counsel, to vote on these matters at their discretion.

7.	Q:	What shares are included on the proxy card(s)?

A:

The shares on your proxy card(s) represent ALL of your shares, including those in our Direct Stock Purchase and Dividend Reinvestment Plan and shares held in custody for your account by Bank of Oklahoma, N.A., as trustee for our Thrift Plan. If you do not authorize a proxy electronically via the Internet, by telephone, or by mail, your shares, except for those held in our Thrift Plan, will not be voted. Please refer to Question #5 for an explanation of the voting procedures for our shares held by our Thrift Plan.

8.	Q:	What does it mean if I receive more than one proxy card?

A:

If your shares are registered differently and are in more than one account, you will receive more than one proxy card and proxy statement. Please sign and return all proxy cards to ensure that all your shares are voted. We encourage you to have all accounts registered in the same name and address whenever possible. Also, you can request that only one proxy statement and one annual report be mailed to the same address. In order to do so, please contact our transfer agent, UMB Bank, N.A. at 1-866-235-0232.

9.	Q:	What out-of-pocket costs will we incur in soliciting proxies?

A:

Morrow & Co., Inc. will assist us in the distribution of proxy materials and solicitation of votes for a fee of $8,500, plus out-of-pocket expenses. We also reimburse brokerage firms, banks, and other custodians, nominees, and fiduciaries for their reasonable expenses for forwarding proxy materials to shareholders. We will pay all costs of soliciting proxies.

10.	Q:	Who is soliciting my proxy?

A:

Our board of directors is sending you this proxy statement in connection with its solicitation of proxies for use at our 2003 annual meeting of shareholders. Certain of our directors, officers, and employees also may solicit proxies on our behalf in person or by mail, telephone, or fax.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors for use at our 2003 annual meeting of shareholders to be held at the time and place set forth in the accompanying notice. The approximate date of the mailing of this proxy statement and accompanying proxy card is April 1, 2003. Unless we otherwise indicate or unless the context requires otherwise, all references in this proxy statement to “we,” “our,” “us” or similar references mean ONEOK, Inc. and its subsidiaries, predecessors and acquired businesses.

OUTSTANDING STOCK AND VOTING

Voting

Only shareholders of record at the close of business on March 24, 2003, are entitled to notice of, and to vote at, the annual meeting. As of that date, 74,815,366 shares of common stock were outstanding. Each outstanding share entitles the holder to one vote on each matter submitted to a vote of shareholders at the meeting. No other class of our stock is entitled to vote on matters to come before the meeting.

Shareholders of record may vote in person or by proxy at the annual meeting. All properly submitted proxies received prior to the commencement of voting at the annual meeting will be voted in accordance with the voting instructions contained on the proxy. Shares for which completed proxies are submitted without voting instructions will be voted (except to the extent they constitute broker “non-votes”) (1) FOR Proposal 1 to elect the nominees for director proposed by our board of directors and (2) FOR Proposal 2 to ratify the appointment of KPMG LLP as our independent public accountants for the year ending December 31, 2003. The term broker “non-votes” refers to proxies submitted by brokers that do not contain voting instructions on a particular matter. In connection with any other business that may properly come before the meeting, proxies will be voted in the discretion of the persons named in the proxy. The persons named as proxies were designated by the board of directors of our Company.

To vote shares held through a broker, bank, or other holder of record, shareholders must provide voting instructions to his or her broker, bank, or other holder of record. Brokerage firms, banks, and other fiduciaries are required to request voting instructions for shares they hold on behalf of their customers and others. We encourage you to provide instructions to your brokerage firm, bank or other fiduciary to vote your shares. Under New York Stock Exchange rules, brokerage firms will have discretion to vote the shares of customers who fail to provide voting instructions. If you do not provide instructions to your brokerage firm to vote your shares, your brokerage firm may either vote your shares on the matters being presented at our annual meeting or leave your shares unvoted.

Because directors are elected by a plurality of the votes, an abstention would have no effect on the outcome of the vote on the election of directors, and thus, is not offered as a voting option for those proposals. However, an abstention with respect to the proposal to ratify the appointment of our independent accountants would have the same effect as a vote against that proposal.

Our stock transfer agent will be responsible for tabulating and certifying the votes cast at the meeting.

Quorum

The holders of a majority of the shares entitled to vote at the annual meeting, represented in person or by proxy, constitute a quorum for the transaction of business at the annual meeting. Shares for which completed proxies are submitted without voting instructions, including broker “non-votes,” and abstentions will be counted as present for purposes of determining whether there is a quorum at the annual meeting.

If a quorum is not present at the scheduled time of the meeting, the shareholders who are present in person or by proxy may adjourn the meeting until a quorum is present. If the time and place of the adjourned meeting are announced at the time the adjournment is taken, no other notice will be given. If the adjournment is for more than 30 days, or if a new record date is set for the adjourned meeting, a notice will be given to each shareholder entitled to notice and to vote at the meeting.

Matters to be Voted Upon

At the annual meeting, the following matters will be voted upon:

(1)	a proposal to elect three class C directors as members of our board of directors (Proposal 1);

(2)	a proposal to ratify the appointment of KPMG LLP as our independent public accountants for the year ending December 31, 2003 (Proposal 2); and

(3)	such other business as may properly come before the meeting or any adjournment of the meeting, although we know of no other matters that are likely to be brought before the annual meeting.

Votes Required

Proposal 1—Election of Directors. In accordance with our by-laws, directors will be elected by a plurality of the votes cast at the annual meeting. Accordingly, broker “non-votes” with respect to the election of directors will not be included in the tabulation of the votes cast.

Proposal 2—Ratification of Appointment of Independent Public Accountants. In accordance with our by-laws, approval of the proposal to ratify the appointment of KPMG LLP as our independent public accountants for the year ending December 31, 2003, requires the affirmative vote of a majority of the shares of common stock voting or abstaining on this proposal at the meeting. Abstentions will have the effect of a vote against the proposal. Broker “non-votes” with respect to the ratification of the appointment of KPMG LLP will not be included in the tabulation of votes cast and abstentions.

Revoking a Proxy

Any shareholder may revoke his or her proxy at any time before it is voted at the meeting by (1) delivering a proxy bearing a later date, (2) filing with our corporate secretary a written notice of revocation, or (3) voting in person at the meeting. The mailing address of our executive office is 100 West Fifth Street, Tulsa, Oklahoma 74103. A shareholder’s presence without voting at the annual meeting will not automatically revoke a previously delivered proxy, and any revocation during the meeting will not affect votes previously taken.

Solicitation

Solicitation of proxies will be primarily by mail and telephone. We have engaged Morrow & Co., Inc. to solicit proxies for a fee of $8,500, plus out-of-pocket expenses. In addition, our officers, directors, and employees may solicit on our behalf proxies in person or by mail, telephone, and facsimile transmission, for which such persons will receive no additional compensation. We will pay all costs of soliciting proxies. We will reimburse brokerage firms, banks, and other custodians, nominees, and fiduciaries for their reasonable expenses for forwarding proxy materials to beneficial owners of our common stock.

PROPOSAL 1—ELECTION OF DIRECTORS

Our certificate of incorporation divides our board of directors into three classes (A, B, and C). Each class is elected for a term of three years with the term of one class expiring at each annual meeting of our shareholders.

Our board of directors currently consists of nine members. Our by-laws provide that a person shall not be elected or reelected to our board of directors after that person’s 70th birthday. In accordance with this provision, one director in class C, Ms. Edwyna G. Anderson, cannot stand for reelection this year. At the annual meeting, three directors will be elected to class C for a three-year term.

The persons named in the accompanying proxy card intend to vote such proxy in favor of the election of the nominees named below, who are currently directors, unless authority to vote for the director is withheld on the proxy. Although the board of directors has no reason to believe that the nominees will be unable to serve as directors, if a nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the board of directors, unless contrary instructions are given on the proxy.

Set forth below is certain information with respect to each nominee for election as a director and each continuing director. Your board unanimously recommends a vote FOR each nominee.

Nominees—class C (term ending 2006)

William L. Ford	Director since 1981
Age 60

Mr. Ford has served as President of Shawnee Milling Company since 1979. He serves, and has served, on the boards of numerous civic and business organizations and not-for-profit associations.

Douglas Ann Newsom, Ph.D.	Director since 1982
Age 69

Dr. Newsom has been a Professor within the Department of Journalism at Texas Christian University, Fort Worth, Texas, since 1969, and taught as an adjunct professor during 1968. Dr. Newsom is the director of the department’s two graduate programs. In addition to her teaching position, Dr. Newsom is a textbook author and public relations counselor. Dr. Newsom serves as a director of the Catholic Charities, Diocese of Ft. Worth, and on the Vestry of Trinity Episcopal Church.

Gary D. Parker	Director since 1991
Age 57

Mr. Parker, a certified public accountant, is also the majority shareholder of Moffitt, Parker & Company, Inc., and has been President of the firm since 1982. He is a director of First Muskogee Financial Corp. and the First National Bank of Muskogee, Oklahoma.

Continuing Directors—class A (term ending 2004)

William M. Bell	Director since 1981
Age 67

In January 2001, Mr. Bell retired as President and director of Bank One, Oklahoma, N.A. During the past forty years he has been involved in all facets of commercial banking, retail banking, mortgage banking, and real estate finance and fiduciary services. Mr. Bell served as President, Chairman, and Chief Executive Officer of Liberty National Bank and Trust Company (predecessor to Bank One). On April 2, 2001, Mr. Bell joined BancFirst of Oklahoma City as Vice Chairman—Trust and Investment Management.

Pattye L. Moore	Director since 2002
Age 44

Ms. Moore is the President of Sonic Corp. She joined Sonic in June of 1992 as Vice President-Marketing and was promoted to Senior Vice President-Marketing and Brand Development in September 1995. Prior to joining Sonic, Ms. Moore spent eight years in account management positions with Advertising Incorporated, a Tulsa-based advertising agency. She is active in industry and community organizations such as the Arthritis Foundation where she is currently chair of the national board of directors. Ms. Moore is also a member of the Board of the Oklahoma Chapter of the Arthritis Foundation.

J. D. Scott	Director since 1979
Age 71

Mr. Scott served as President, Chief Executive Officer, and Chairman of the Board of ONEOK Inc. from January 1987 until he retired in 1994.

Continuing Directors—class B (term ending 2005)

David L. Kyle	Director since 1995
Age 50

Mr. Kyle is the Chairman of the Board, President, and Chief Executive Officer of ONEOK, Inc. He was first employed by Oklahoma Natural Gas Company in 1974 as an engineer trainee. He then served in a number of positions prior to being elected Vice President of Gas Supply September 1, 1986, and Executive Vice President May 17, 1990. He was elected President of Oklahoma Natural Gas Company on September 1, 1994. He was elected President of ONEOK Inc. effective September 1, 1997, and was elected Chairman of the Board and appointed the Chief Executive Officer of ONEOK, Inc. effective August 28, 2000.

Bert H. Mackie	Director since 1989
Age 60

Mr. Mackie is the President and director of the Security National Bank in Enid, Oklahoma, where he served since 1962 in all facets of commerce banking. He is a licensed securities dealer and licensed to do business in real estate and insurance. Mr. Mackie serves as an officer or director of many educational and business organizations, including the Treasurer and Board of Trustees of the Oklahoma Foundation for Excellence, Oklahoma Academy for Goals, Regent for Oklahoma Banking Association Intermediate School of Banking and the Board of Governors of St. Mary’s Regional Medical Center. He is chairman of the Garfield County Joint Industrial Foundation and Treasurer of the Enid Economic Coalition.

Directors’ Compensation

During the year ended December 31, 2002, eight regular and ten special meetings were held by the board of directors. All directors attended at least seventy-five percent (75%) of the meetings of the board of directors and committees on which such directors served.

A director who is an officer or employee receives no compensation for his or her service as a director or as a member of a committee of our board. Compensation for our independent directors for the year ended December 31, 2002, consisted of an annual cash retainer of $22,500, a stock retainer of 400 shares of our common stock, a stock option grant for 10,000 shares of stock granted under our Non-Employee Directors’ Stock Compensation Plan, and meeting fees of $1,200 per board or committee meeting attended in person or $600 per board or committee meeting attended by telephone. In addition, each chair of the Audit, Executive Compensation, and Corporate Governance Committees received an additional annual cash retainer of $3,500.

The total amount of directors’ fees paid in the year ended December 31, 2002 (including the value, as of the date of each grant, of the shares of common stock granted to directors as a stock retainer), was $649,719. During the year ended December 31, 2002, $189,118 of the total amount payable for directors’ fees was deferred, at the election of directors, under our Deferred Compensation Plan for Non-Employee Directors. All non-employee directors are eligible to participate in this plan. In January of each year, non-employee directors may elect to defer all, or a portion of, the annual cash retainer, the annual stock retainer, and meeting fees. Deferred amounts are treated, at the election of the participating director, either as phantom stock or as a cash deferral.

Phantom stock deferrals are treated as though the deferred amount is invested in our common stock at the fair market value on the date earned. Phantom stock earns the equivalent of dividends declared on our common stock, reinvested in shares of our common stock based on the fair market value on the payment date of each common stock dividend. The shares of our common stock reflected in a non-employee directors’ phantom stock account are issued to the director under our Long-Term Incentive Plan on the last day of the directors’ service as a director or a later date selected by the director.

Cash deferrals earn interest at a rate equal to Moody’s Corporate Bond Yield AAA Average on the first business day of the plan year, plus 100 basis points.

All directors are reimbursed for reasonable expenses incurred in connection with attendance at board and committee meetings. We also provide business travel accident insurance for non-employee directors. The policy provides $100,000 of death or dismemberment coverage to directors.

Board Committees

There are four standing committees of our board of directors that perform essential functions of the board. The responsibilities of the standing committees are summarized below. From time to time, the board, in its discretion, may form other committees.

The Audit Committee.    The Audit Committee’s functions are:

•	to be directly responsible for the appointment, compensation, retention, and oversight over the work of our independent certified public accountants;

•	to review the scope, plans, and results relating to our internal and external audits and our financial statements;

•	to review our financial condition;

•	to monitor and evaluate the integrity of our financial reporting processes and procedures;

•	to assess our significant business and financial risks and exposures and to evaluate the adequacy of our internal controls in connection with such risks and exposures, including, but not limited to, accounting and audit controls over cash, securities, receipts, disbursements, and other financial transactions; and

•	to review our policies on ethical business conduct and monitor our compliance with those policies.

In addition, our independent certified public accountants report directly to our Audit Committee.

During 2002, the Audit Committee held eight meetings. Members of the Audit Committee are Edwyna G. Anderson (until the annual meeting), William M. Bell, William L. Ford, Bert H. Mackie, Gary D. Parker, and J.D. Scott. Each of these individuals qualifies as “independent” under the requirements proposed by the Securities and Exchange Commission under the Sarbanes-Oxley Act, under the New York Stock Exchange’s current listing standards, and under the enhanced independence standard applicable to members of an audit committee under the proposed listing standards of the New York Stock Exchange. The Audit Committee operates under a written charter adopted by our board of directors, a copy of which is attached to this proxy statement as Appendix A and which can be reviewed on our website at www.oneok.com.

The Executive Committee.    In the intervals between meetings of our board of directors, the Executive Committee may, except as otherwise provided in our certificate of incorporation, exercise the powers and authority of the board of directors in the management of our property, affairs, and business. The function of this committee is to act on major matters where it deems action appropriate, providing a degree of flexibility and ability to respond to time-sensitive business and legal matters without calling a special meeting of our board. This committee reports to the board at its next regular meeting on any actions taken. It is our practice to seek ratification by the board of the actions taken by the Executive Committee.

This Committee did not meet in 2002. Members of the Executive Committee are William M. Bell, William L. Ford, David L. Kyle, Douglas Ann Newsom, and J. D. Scott. All members of the Committee, other than David L. Kyle, Chairman of the Board, President, and Chief Executive Officer, qualify as “independent” under the proposed listing standards of the New York Stock Exchange. The Executive Committee operates under a written charter adopted by our board of directors.

The Executive Compensation Committee.    The Executive Compensation Committee’s functions are:

•	to discharge the board of directors’ responsibilities relating to compensation, benefits, and personnel administration of our employees;

•	to evaluate the performance and recommend to the board of directors the compensation of our Chief Executive Officer and principal executive officers and such other officers as the committee may determine;

•	to review our executive compensation programs to ensure the attraction, retention, and appropriate compensation of executive officers, to motivate their performance in the achievement of our business objectives, and to align their interests with the long-term interests of our shareholders; and

•	to review and make recommendations to the board on executive and director compensation, personnel policies, programs, and plans.

During 2002, the Executive Compensation Committee held five meetings. Members of the Executive Compensation Committee are William L. Ford, Bert H. Mackie, Pattye L. Moore, Douglas Ann Newsom, and Gary D. Parker. Each of these individuals qualifies as “independent” under the proposed listing standards of the New York Stock Exchange. The Executive Compensation Committee operates under a written charter adopted by our board of directors.

The Corporate Governance Committee.    The Corporate Governance Committee’s functions are:

•	to identify and recommend qualified director candidates, including qualified director candidates suggested by our shareholders in written submissions to our corporate secretary in accordance with our by-laws;

•	to make recommendations to the board of directors with respect to electing directors and filling vacancies on the board;

•	to review and make recommendations to the board of directors with respect to the organization, structure, size, composition, and operation of the board and its committees;

•	to adopt plans and policies for management succession and development, and an effective process for director selection and tenure by making recommendations on the board’s organization and practices and by aiding in identifying and recruiting director candidates; and

•	to review and make recommendations with respect to other corporate governance matters.

During 2002, the Corporate Governance Committee held six meetings. Members of the Corporate Governance Committee are Edwyna G. Anderson (until the annual meeting), William M. Bell, Bert H. Mackie, Pattye L. Moore, Douglas Ann Newsom, Gary D. Parker, and J. D. Scott. Each of these individuals qualifies as “independent” under the proposed listing standards of the New York Stock Exchange. The Corporate Governance Committee operates under a written charter adopted by our board of directors.

Other Committees.    In July 2002, the board created a special committee to review and evaluate a proposed acquisition of our shares of common and preferred stock held by Westar Industries, Inc. under the terms of our shareholder agreement with Westar Industries, Inc. Members of the special committee were Edwyna G. Anderson, William M. Bell, William L. Ford, David L. Kyle, Bert H. Mackie, Pattye L. Moore, Douglas Ann Newsom, Gary D. Parker, and J. D. Scott. This committee met four times during 2002.

We regularly monitor developments in the area of corporate governance. In July 2002, the United States Congress passed the Sarbanes-Oxley Act of 2002 which, among other things, sets forth a number of new corporate governance and disclosure requirements. In addition, the New York Stock Exchange has recently proposed changes to its corporate governance and listing requirements. Although the Securities and Exchange Commission has adopted a significant number of new regulations under the Sarbanes-Oxley Act, a number of the requirements of the Sarbanes-Oxley Act and the proposed New York Stock Exchange listing standards remain subject to final Securities and Exchange Commission rulemaking initiatives. Many of the rules that have been adopted are not yet effective. In anticipation of the final effectiveness of these requirements, the board of directors and its committees have taken action to pre-comply with certain of the requirements of these rules and standards. These actions include adopting amended charters for the Audit, Executive Compensation, and Corporate Governance Committees. A copy of the amended charter of our Audit Committee is attached to this proxy statement as Appendix A. Copies of the amended charters of our Audit Committee, Executive Compensation Committee, and Corporate Governance Committee are available on our website at www.oneok.com and from our Investor Relations Department.

We will continue to monitor the progress of pending corporate governance legislation and related rule-making initiatives and will continue to evaluate our committee charters, duties, and responsibilities with the intention of maintaining full compliance with existing and any new governance requirements.

Code of Business Conduct

Since 1998, we have had a Code of Business Conduct. We require all employees to adhere to our Code of Business Conduct in addressing the legal and ethical issues encountered in conducting their work. Our Code of Business Conduct requires that our employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in our company’s best interest. Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of our Code of Business Conduct.

Corporate Governance Guidelines

In 1999, our board of directors adopted corporate governance guidelines. Key areas of the guidelines are: director qualification standards, including the requirement that a majority of our directors are “independent”; director responsibilities; director access to management; director compensation; management succession; evaluation of performance of our board; and structure and operations of our board. Our board of directors periodically reviews our corporate governance guidelines and may revise the guidelines from time to time as conditions warrant.

Compensation Committee Interlocks and Insider Participation

During 2002, our Executive Compensation Committee consisted of Messrs. Ford, Mackie, and Parker and Ms. Moore and Ms. Newsom. No member was an officer or employee of the Company or any of its subsidiaries during 2002 and no member was formerly an officer of the Company or any of its subsidiaries. In addition, none of our executive officers have served as a member of a compensation committee or board of directors of any other entity an executive officer of which is currently serving as a member of our board of directors.

PROPOSAL 2—RATIFY APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITOR

Appointment of KPMG LLP

The Audit Committee has recommended, and the board has approved, the appointment of KPMG LLP (“KPMG”) as our principal independent auditor for the 2003 fiscal year, subject to shareholder ratification. KPMG has unrestricted access to our Audit Committee to discuss audit findings and other financial matters. Representatives of KPMG will attend the annual meeting to answer appropriate questions. They also may make a statement.

Audit services provided by KPMG during the 2002 fiscal year included an audit of ONEOK’s consolidated financial statements, audits of the financial statements of certain of our affiliates, and audits of employee benefit plan financial statements. In addition, KPMG provided various audit related services to us during the 2002 fiscal year.

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the meeting. Your board unanimously recommends a vote FOR the approval of KPMG’s appointment as independent auditor for 2003.

Fees Paid to KPMG

Audit Fees.    KPMG has billed us, in the aggregate, $1,150,000 and $981,000 for professional services rendered by KPMG for the audit of our annual financial statements for the years ended December 31, 2002, and 2001, respectively, and the review of our interim un-audited financial statements included in our Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission during the years ended December 31, 2002, and 2001, respectively.

Audit Related Fees.    KPMG has billed us, in the aggregate, an additional $345,800, and $220,000, for audit related services rendered by KPMG during the years ended December 31, 2002, and 2001, respectively. These fees consisted primarily of audits of financial statements of our employee benefit plans, review of registration statements for the offer and sale of securities filed by us with the Securities and Exchange Commission, issuance of related comfort letters and consents, and review of other filings made by us with the Securities and Exchange Commission.

Tax Fees.    KPMG did not provide professional services to us relating to tax compliance, tax planning, or tax advice during the year ended December 31, 2002. KPMG billed us, in the aggregate, $47,000, for tax compliance services rendered by KPMG during the year ended December 31, 2001.

All Other Fees.    KPMG did not bill us for any other services for the years ended December 31, 2002, and 2001, respectively.

As noted in the “2003 Report of the Audit Committee,” the Audit Committee considered whether the provision by KPMG of non-audit and audit related services is compatible with maintaining KPMG’s independence as our independent auditing firm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth the beneficial owners of five percent or more of any class of our voting securities known to us at March 1, 2003.

Title of Class	Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	Bank of Oklahoma, N.A. Trustee for the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries P.O. Box 2300 Tulsa, OK 74192	6,727,783 Direct (1)	9%

Common Stock	Westar Energy, Inc. Westar Industries, Inc. 818 Kansas Avenue Topeka, KS 66612-1217	4,714,433(2)(3)	6.3%

(1)	Each participant in the Thrift Plan is entitled to instruct the Trustee with respect to the voting of shares held in the participant’s account. With respect to any matter to be voted on by our shareholders, the Trustee will vote shares in a participant’s account for which the Trustee does not receive voting instructions in the same proportion as the Trustee votes shares in other accounts for which the Trustee does receive voting instructions.

(2)	According to a Schedule 13D/A filed on February 6, 2003, by Westar Energy, Inc. and its wholly-owned subsidiary, Westar Industries, Inc., these shares, directly held by Westar Industries, Inc., are beneficially owned by both Westar Energy, Inc. and Westar Industries, Inc., which share voting and dispositive power over the shares.

(3)	Westar Energy, Inc. and Westar Industries, Inc. (collectively “Westar”) also beneficially own 21,815,386 shares of our Series D convertible preferred stock, each share of which is convertible into one share of our common stock, but which may not be converted by Westar unless (i) the annual dividend on our common stock exceeded $0.925 per share for the fiscal year prior to any proposed conversion and (ii) the conversion would not have a material adverse effect on our or Westar’s exemption under the Public Utility Holding Company Act of 1934. The dividend on shares of our common stock for the 2002 fiscal year was $0.62 per share. This restriction on conversion would not apply to any other holder of shares of our Series D convertible preferred stock. In addition, except as required by law, holders of Series D convertible preferred stock are not entitled to vote in any election of directors to our board or on any matter submitted to our shareholders other than on transactions that would constitute a change of control (as defined in the certificate of designation of our Series D convertible preferred stock) and with respect to certain matters relating to the Oklahoma Control Shares Acquisitions Statute. On those matters, holders of shares of Series D convertible preferred stock are entitled to one vote per share.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the number of shares of our common stock beneficially owned as of March 1, 2003, by (1) each director and nominee for director, (2) each of the executive officers named in the Summary Compensation Table under the caption “Executive Compensation” in this proxy statement, and (3) all directors and executive officers as a group.

Name of Beneficial Owner (1)	Shares of Common Stock Beneficially Owned (2)(3)	Directors’ Deferred Compensation Plan Phantom Stock (4)	Total of Shares of Common Stock Beneficially Owned Plus Directors’ Deferred Compensation Plan Phantom Stock	Percent of Class
Edwyna G. Anderson	20,834	1,972	22,806	*
William M. Bell (5)	26,204	11,070	37,274	*
Edmund J. Farrell	84,575	—	84,575	*
William L. Ford (6)	29,101	20,455	49,556	*
John A. Gaberino, Jr. (7)	94,857	—	94,857	*
John W. Gibson	70,872	—	70,872	*
James C. Kneale (8)	162,017	—	162,017	*
David L. Kyle	447,401	—	447,401	*
Bert H. Mackie	24,874	9,783	34,657	*
Pattye L. Moore	10,000	3,130	13,130	*
Douglas Ann Newsom	24,827	601	25,428	*
Gary D. Parker (9)	29,763	3,812	33,575	*
J. D. Scott	288,746	—	288,746	*
Christopher R Skoog	96,221	—	96,221	*
All directors and executive officers as a group:	1,410,292	50,823	1,461,115	1.9%

*	Less than one percent

(1)	The business address for each of the directors and executive officers is c/o ONEOK, Inc., 100 West Fifth Street, Tulsa, Oklahoma 74103-4298.

(2)	All holdings of our common stock and phantom stock reflect our two-for-one stock split in June 2001.

(3)	Includes shares of common stock held by members of the family of the director or executive officer for which the director or executive officer has sole or shared voting or investment power, shares of common stock held in our Direct Stock Purchase and Dividend Reinvestment Plan, shares held through our Thrift Plan, shares of restricted stock, and shares that the director or executive officer had the right to acquire within 60 days of March 1, 2003. The following table sets forth for the persons indicated the number of shares of our common stock, (a) which such persons had the right to acquire within 60 days after March 1, 2003 (all such shares are issuable upon the exercise of stock options granted under our Long-Term Incentive Plan or our Stock Compensation Plan for Non-Employee Directors); (b) which are held on the person’s behalf by the Trustee of our Thrift Plan as of March 1, 2003; and (c) which are held by the person under the Long-Term Incentive Plan as restricted stock.

Executive Officer/Director	Stock Options Exercisable within 60 Days	Stock Held by the Thrift Plan	Restricted Stock
Edwyna G. Anderson	20,000	—	—
William M. Bell	20,000	—	—
Edmund J. Farrell	46,601	9,928	12,325
William L. Ford	20,000	—	—
John A. Gaberino, Jr.	44,330	23,169	14,478
John W. Gibson	34,000	1,281	34,423
James C. Kneale	68,076	30,665	31,542
David L. Kyle	177,659	67,334	140,044
Bert H. Mackie	20,000	—	—
Pattye L. Moore	10,000	—	—
Douglas Ann Newsom	20,000	—	—
Gary D. Parker	20,000	—	—
J. D. Scott	20,000	—	—
Christopher R Skoog	52,550	10,209	27,243
All directors and executive officers as a group:	573,216	142,586	260,055

(4)	Each share of phantom stock is equal to one share of common stock, but phantom stock has no voting or other shareholder rights.

(5)	Includes 1,565 shares held in the Bell Family 1982 Revocable Trust.

(6)	Includes 2,528 shares owned by the 1979 Leslie A. Ford Trust, of which William L. Ford is a trustee. Mr. Ford disclaims beneficial ownership of these shares.

(7)	Includes 241 shares held by Mrs. John A. Gaberino, Jr. Mr. Gaberino disclaims beneficial ownership of these shares.

(8)	Includes 8,059 shares held by Mrs. James C. Kneale and 480 shares held by Mr. Kneale’s daughter. Mr. Kneale disclaims beneficial ownership of these shares.

(9)	Includes 940 shares held by Mrs. Gary D. Parker.

EXECUTIVE COMPENSATION

The following table shows the compensation for our chief executive officer and each of our other five most highly compensated executive officers (the “named executive officers”) serving as such on December 31, 2002.

Summary Compensation Table

		Annual Compensation (1)						Long-term Compensation (8)
Name & Principal Position	Year	Salary			Bonus			Restricted Stock Award(s) (2)		Number of Options Awarded (3)		All Other Compensation (4)
D. L. Kyle (5) Chairman of the Board, President, and Chief Executive Officer	2002 2001 2000	$ $ $	700,000 700,000 486,736	(6)	$ $	992,300 None 645,000		$ $	852,250 785,400 None	125,677 80,000 23,430	(9) (9)	$ $ $	42,000 80,848 31,112

J. C. Kneale (5) Senior Vice President, Treasurer, and Chief Financial Officer	2002 2001 2000	$ $ $	304,800 270,000 240,000		$ $	521,950 None 255,000	(7)	$ $	170,450 178,500 None	53,132 40,000 9,606	(9) (9)	$ $ $	18,288 33,107 14,400

J. W. Gibson President – Energy	2002 2001 2000	$ $ $	300,000 276,000 157,217		$ $	307,800 None 180,000		$ $ $	170,450 178,500 52,625	40,000 40,000 8,000		$ $ $	18,000 11,188 56,563

C. R Skoog President – ONEOK Energy Marketing and Trading Company, II	2002 2001 2000	$ $ $	300,000 240,000 205,008		$ $	506,300 None 215,000		$ $	170,450 120,488 None	40,000 35,200 None		$ $ $	18,000 27,448 13,129

J. A. Gaberino, Jr. Senior Vice President and General Counsel	2002 2001 2000	$ $ $	255,000 250,000 240,000		$ $	174,400 None 205,000		$ $	68,180 89,250 None	33,530 25,000 None	(9)	$ $ $	15,300 28,073 14,400

E. J. Farrell Senior Vice President – Administration	2002 2001 2000	$ $ $	255,000 239,336 203,508		$ $	174,400 None 210,000		$ $	68,180 44,625 None	33,111 27,640 None	(9) (9)	$ $ $	15,300 27,108 12,961

(1)	The named executive officers did not receive any annual compensation not properly categorized as salary or bonus, except for certain perquisites and other personal benefits, which include vehicle allowances, private use of our company plane and relocation expenses. The aggregate amount of such perquisites and other personal benefits, if any, for the named executive officers during the fiscal year did not exceed the lesser of $50,000 or 10% of total salary and bonus reported for such executive officer.

(2)	This column shows the market value of the restricted stock awards based on the average of the high and low trading price of a share of our common stock on the New York Stock Exchange on the date of grant. Restricted stock is granted under the ONEOK, Inc. Long-Term Incentive Plan. Each grant vests three years from the date of grant. Dividends are paid in respect of unvested shares of restricted stock and reinvested in additional shares of restricted stock at the average of the high and low trading prices of a share of our common stock on the New York Stock Exchange on the date the dividend is paid. Restricted stock acquired as a result of the reinvestment of dividends vests at the same time as the restricted stock in respect of which the dividend was paid. The number of shares of restricted stock acquired by the named executive officers as a result of the reinvestment of dividends, based on the dividend amounts reinvested for that stock, during 2002, 2001, and 2000 is set forth below, but not reflected in the table above.

	2002	2001	2000
D. L. Kyle	3,274	1,380	396
J. C. Kneale	693	306	84
J. W. Gibson	689	302	34
C. R Skoog	744	383	198
J. A. Gaberino, Jr.	467	311	168
E. J. Farrell	272	129	63

The aggregate number of restricted shares held by the named executive officers at December 31, 2002, and the market value of these restricted shares as of that date are indicated in the table below. The market value was determined based on a per share price for our common stock of $19.09, which reflects the average of the high and low trading prices of a share of our common stock on the New York Stock Exchange on December 31, 2002.

	Aggregate Number of Restricted Shares Held at December 31, 2002	Market Value of Restricted Shares Held at December 31, 2002
D. L. Kyle	89,124	$1,701,377
J. C. Kneale	18,847	$359,789
J. W. Gibson	23,184	$442,583
C. R Skoog	16,077	$306,910
J. A. Gaberino, Jr.	8,391	$160,184
E. J. Farrell	6,260	$119,503

(3)	Number of options awarded reflects the impact of our two-for-one stock split in June 2001.

(4)	All other compensation includes amounts paid as our match to the Non-Qualified Deferred Compensation Plan, and our match to the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries. The respective amounts paid in 2002 were $31,000 and $11,000 for Mr. Kyle; $7,288 and $11,000 for Mr. Kneale; $7,000 and $11,000 for Mr. Gibson; $7,000 and $11,000 for Mr. Skoog; $4,300 and $11,000 for Mr. Gaberino; and $4,300 and $11,000 for Mr. Farrell.

(5)	In June 2002, we sold our remaining shares of common stock of Magnum Hunter Resources, Inc. We continue to hold warrants to purchase 1,515,300 shares of Magnum Hunter common stock. During a portion of 2002 and during 2001 and 2000, Messrs. Kyle and Kneale served on the board of Magnum Hunter as our representatives. Mr. Kyle resigned from the board of Magnum Hunter in March 2002, and Mr. Kneale resigned from the board of Magnum Hunter in April 2002. At the time of their resignations, Messrs. Kyle and Kneale held options to purchase a total of 38,000 and 30,000 shares of Magnum Hunter common stock, respectively, at exercise prices ranging from $2.50 to $8.44 per share. These options were forfeited in connection with their resignations from the Magnum Hunter board of directors.

Messrs. Kyle and Kneale received fees from Magnum Hunter for serving as our representatives on Magnum Hunters’ board of directors. The table below shows director fees received during 2002, 2001, and 2000:

	2002	2001	2000
D. L. Kyle	$17,000	$23,000	$16,000
J. C. Kneale	$16,500	$23,500	$2,500

(6)	Includes a retroactive salary adjustment earned for 2000, but paid in 2001.

(7)	Includes the market value of 10,000 shares of our common stock issued to Mr. Kneale as a bonus in the amount of $178,850, based on the average of the high and low trading prices of a share of our common stock on the New York Stock Exchange March 14, 2003, of $17.885.

(8)	On February 20, 2003, our board of directors granted options, restricted stock, and performance shares to the named executive officers as follows: Mr. Kyle, 50,000 options, 50,000 restricted shares, 50,000 performance shares; Mr. Kneale, 12,500 options, 12,500 restricted shares, 12,500 performance shares; Mr. Gibson, 11,000 ptions, 11,000 restricted shares, 11,000 performance shares; Mr. Skoog, 11,000 options, 11,000 restricted shares, 11,000 performance shares; Mr. Gaberino, 6,000 options, 6,000 restricted shares, 6,000 performance shares; and Mr. Farrell, 6,000 options, 6,000 restricted shares, 6,000 performance shares. The options granted are exercisable at an exercise price of $16.88, the fair market value of the date of grant, and vest in three equal installments, commencing one year from the date of grant. Each option has a 10 year term. The options granted do not provide for the issuance of restored or “reload” options to the holder upon exercise. The shares of restricted stock granted vest three years from the date of grant. The performance shares granted vest three years from the date of grant and the holder is entitled to receive a percentage (0% to 200%) of the performance shares granted based on our total shareholder return over the period February 20, 2003, to February 21, 2006, compared to the total shareholder return of a peer group of 20 other companies.

(9)	A portion of the securities underlying these grants are restored or “reloaded” options described below under “Stock Option Grants – Option Grants in 2002.” The number of shares underlying these grants that are restored options are as follows:

	Grant Year	Shares Underlying Restored Options
D. L. Kyle	2002 2000	30,677 23,430
J. C. Kneale	2002 2000	13,132 9,606
J. A. Gaberino, Jr.	2002	3,530
E. J. Farrell	2002 2001	3,111 2,640

Stock Option Grants

The following table sets forth additional information concerning options granted in 2002 to the named executive officers. Options to purchase our common stock are granted to the named executive officers under our Long-Term Incentive Plan.

Option Grants In 2002

	Individual Grants
Name	Shares Underlying Options Granted (1)(2)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
					5%	10%
D. L. Kyle	95,000	8.93%	$17.0450	1-17-12	$1,018,353	$2,580,707
J. C. Kneale	40,000	3.76%	$17.0450	1-17-12	$428,780	$1,086,614
J. W. Gibson	40,000	3.76%	$17.0450	1-17-12	$428,780	$1,086,614
C. R Skoog	40,000	3.76%	$17.0450	1-17-12	$428,780	$1,086,614
J. A. Gaberino, Jr.	30,000	2.82%	$17.0450	1-17-12	$321,585	$814,960
E. J. Farrell	30,000	2.82%	$17.0450	1-17-12	$321,585	$814,960

(1)	Options granted in 2002 have an exercise price equal to the fair market value of our common stock on the date of grant and vest in four equal annual installments, commencing one year from the date of grant. Each option has a 10-year term.

(2)	Does not include restored options. Our stock option agreements with the named executive officers entitle them to receive a restored option if, and when, they exercise all or part of their options using common stock to pay the purchase price of the option or to satisfy tax obligations incident to the exercise of the option. The restored option would be exercisable for the number of shares tendered to pay the option price or to satisfy any tax obligation, and would be exercisable at any time after the expiration of a period of six months following the date of grant (or at any other time as our Executive Compensation Committee may determine) and would expire on the expiration date of the original grant. Each restored option is granted at an exercise price equal to the fair market value of a share of our common stock on the date of the grant of the restored option. The number of shares, exercise prices, and expiration dates of restored options received by the named executive officers during 2002 in connection with the exercise of options granted to them in prior years are as follows:

	Shares Underlying Options Granted	Exercise or Base Price ($/Share)		Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%		10%
D. L. Kyle	14,923 9,542 6,212	$ $ $	20.885 20.885 20.885	10-15-08 10-16-07 10-21-09	$ $ $	117,084 61,845 57,813	$ $ $	269,464 138,607 136,778

J. C. Kneale	3,216 4,332 5,584	$ $ $	20.885 20.885 20.885	10-10-06 10-15-08 10-21-09	$ $ $	16,586 33,988 51,968	$ $ $	36,201 78,223 122,950

J. W. Gibson	—		—	—		—		—

C. R Skoog	—		—	—		—		—

J. A. Gaberino, Jr.	3,530		$22.300	10-21-09		$34,562		$81,561

E. J. Farrell	3,111		$21.590	10-21-09		$29,645		$70,021

(3)	Potential realizable value of each grant assumes that the market price of the underlying security appreciates at annualized rates of 5% and 10% over the term of the award. These rates are specified by the Securities and Exchange Commission. Actual gains, if any, on stock option exercises depend on the future performance of our common stock and overall market conditions. There can be no assurance that the potential values reflected in this table will be achieved.

Stock Options Exercises

The following table provides information concerning each stock option exercised during 2002 by each of the named executive officers and the value of unexercised options held by such officers at the end of 2002.

Aggregated Option Exercises in 2002

and Year End Option Values

	Shares Acquired on Exercise	Value Realized (1)	Number of Securities Underlying Unexercised Options at 2002 Year End		Value of Unexercised in-the-Money Options at 2002 Year End (2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
D. L. Kyle (3)	38,900	$171,695	133,909	163,900	$108,455	$234,430
J. C. Kneale (3)	17,086	$82,560	48,076	74,000	$31,691	$99,847
J. W. Gibson	—	—	14,000	74,000	$23,735	$105,535
C. R Skoog	—	—	33,750	69,050	$73,132	$93,756
J. A. Gaberino	5,400	$41,698	30,580	52,750	$50,802	$79,397
E. J. Farrell	5,000	$40,763	32,851	51,100	$64,334	$71,953

(1)	Value realized is calculated based on the difference between the option exercise price and the closing market price of our common stock on the date of exercise, multiplied by the number of shares underlying the exercised options.

(2)	Based on a per share price for our common stock of $19.09, which reflects the average of the high and low trading prices of a share of our common stock on the New York Stock Exchange on December 31, 2002, the last trading day of 2002.

(3)	In June 2002, we sold our remaining shares of common stock of Magnum Hunter Resources, Inc. During a portion of 2002 and during 2001 and 2000, Messrs. Kyle and Kneale served on the board of Magnum Hunter as our representatives and, in that capacity, were granted options by Magnum Hunter. Mr. Kyle resigned from the board of Magnum Hunter in March 2002, and Mr. Kneale resigned from the board of Magnum Hunter in April 2002. In March 2002, Mr. Kyle exercised options to purchase 25,000 shares of Magnum Hunter common stock at an exercise price of $5.25 per share and options to purchase 2,000 shares of Magnum Hunter common stock at an exercise price of $2.50 per share for a total realized value of $75,025. All remaining Magnum Hunter options held by Mr. Kyle and all Magnum Hunter options held by Mr. Kneale were forfeited following their resignations from the Magnum Hunter board of directors.

Termination Agreements

We have entered into termination agreements with each of our named executive officers. Each termination agreement has an initial one-year term from the date the agreement was entered into and is automatically extended in one-year increments after the expiration of the initial term unless we provide notice to the officer or the officer provides notice to us at least 90 days before January 1 preceding the initial or any subsequent termination date of the agreement that the party providing notice does not wish to extend the term. If a “change in control” of our company occurs, the term of each termination agreement will not expire for at least three years after the change in control.

Under the termination agreements, severance payments and benefits are payable if the officer’s employment is terminated by us without “just cause” or by the officer for “good reason” at any time during the three years after a change in control or, in the case of Mr. Kyle, for any reason by Mr. Kyle within twelve months after the first year following a change in control. In general, severance payments and benefits include a lump sum payment in an amount equal to (1) three times the aggregate of the officer’s annual salary as then in effect and the greater of the amount of his bonus received in the prior year or his target bonus for the then current period, plus (2) a prorated portion of the officer’s targeted short-term incentive compensation. The officer would also be entitled to accelerated vesting of retirement and other benefits under our Supplemental Executive Retirement Plan, and continuation of welfare benefits for 36 months. In the case of Mr. Kyle, we will make gross up payments to him to cover any excise taxes due if any portion of his severance payments constitute excess parachute payments. For each of the other named executive officers, severance payments will be reduced if the net after-tax benefit to such named executive officer exceeds the net after-tax benefit if such reduction were not made. We will make gross up payments to such officers only if the severance payments, as reduced, are subsequently deemed to constitute excess parachute payments.

For the purposes of these agreements, a “change in control” generally means any of the following events:

•	an acquisition of our voting securities by any person that results in the person having beneficial ownership of 20% or more of the combined voting power of our outstanding voting securities, other than an acquisition directly from us;

•	the members of our board of directors on January 1, 2003, and any new director approved by a vote of at least two-thirds of our board of directors, cease for any reason to constitute at least a majority of our board of directors, other than in connection with an actual or threatened proxy contest (collectively, the “Incumbent Board”);

•	a merger, consolidation or reorganization with us or in which we issue securities, unless (a) our shareholders immediately before the transaction do not, as a result of the transaction, own, directly or indirectly, at least 50% of the combined voting power of the voting securities of the company resulting from the transaction, (b) the members of our Incumbent Board after the execution of the transaction agreement do not constitute at least a majority of the members of the board of the company resulting from the transaction, or (c) no person other than persons who, immediately before the transaction owned 30% or more of our outstanding voting securities, has beneficial ownership of 30% or more of the outstanding voting securities of the company resulting from the transaction; or

•	our complete liquidation or dissolution or the sale or other disposition of all or substantially all of our assets.

Related Party Transactions

We are a party to a shared services agreement with Westar Industries, Inc. which provides for cooperation between the parties with respect to various services and shared facilities relating to the operations of our Kansas Gas Service Company division, such as billing, meter reading, and phone center coverage. During the year ended December 31, 2002, we made a net payment to Westar Industries, Inc. of approximately $5 million related to this agreement. At March 1, 2003, Westar Industries, Inc. and its parent company, Westar Energy, Inc., beneficially owned 4,714,433 shares, or approximately 6.3%, of our common stock.

PENSION PLAN

Our retirement plan is a tax-qualified, defined-benefit pension plan under both the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended. The following table sets forth the estimated annual retirement benefits payable to a non-bargaining unit plan participant based upon the final average pay formulas under our retirement plan for employees in the compensation and years-of-service classifications specified. The estimates assume that benefits are received in the form of a single life annuity.

Pension Plan Table

Remuneration	Years of Service
	15 Years	20 Years	25 Years	30 Years	35 Years
125,000	33,930	44,353	55,442	66,530	77,618
150,000	40,577	54,103	67,629	81,155	94,681
175,000	47,890	63,853	79,817	95,780	111,743
200,000	55,202	73,603	92,004	110,405	128,806
250,000	69,827	93,103	116,379	139,655	162,931
300,000	84,452	112,603	140,754	168,905	197,056
400,000	113,702	151,603	189,504	227,405	265,306
450,000	128,327	171,103	213,879	256,655	299,431
500,000	142,952	190,603	238,254	285,905	333,556

Benefits under our retirement plan become vested and non-forfeitable after completion of five years of continuous employment. A vested participant receives the retirement benefit at retirement age under the retirement plan, unless an early retirement benefit is elected under the plan, in which case the retirement benefit is actuarially reduced for early commencement. Benefits are calculated at retirement date based on a participant’s credited service, limited to a maximum of 35 years, and final average earnings. Credited years of service under this plan for the named executive officers as of December 31, 2002, are as follows: D. L. Kyle, 29 years; J. C. Kneale, 22 years; J. W. Gibson, 3 years; C. R Skoog, 8 years, J. A. Gaberino, Jr., 5 years; and E. J. Farrell, 7 years and 3 months.

For purposes of the table, the annual social security covered compensation benefit ($43,968) was used in the excess benefit calculation. Benefits payable under our retirement plan are not offset by social security benefits.

Under the Internal Revenue Code, the annual compensation of each employee to be taken into account under our retirement plan for 2002 cannot exceed $200,000.

Amounts shown in the table are estimates only and are subject to adjustment based on rules and regulations applicable to the method of distribution and survivor benefit options selected by the retiree.

The compensation covered by the retirement plan benefit formula for non-bargaining unit employees is the base salary and bonus paid to an employee within the employee’s final average earnings. Final average earnings means the employee’s highest earnings during any sixty consecutive months during the last 120 months of employment. For any named executive officer who retires with vested benefits under the plan, the compensation shown as “salary” and “bonus” in the Summary Compensation Table could be considered covered compensation in determining benefits, except that the plan benefit formula takes into account only a fixed percentage of final average earnings which is uniformly applied to all employees. The amount of covered compensation that may be considered in calculating retirement benefits is also subject to limitations in the Internal Revenue Code of 1986, as amended, applicable to the plan.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

We maintain a Supplemental Executive Retirement Plan (“SERP”) for certain of our elected or appointed officers, and certain other employees in a select group of our management and highly compensated employees. Participants are selected by our Chief Executive Officer, or, in the case of our Chief Executive Officer, by the board of directors.

The following table sets forth the estimated benefits payable based on the covered participant’s age at retirement. The estimates assume that a covered participant is fully vested. The amounts shown would be reduced for commencement of payments prior to age 60.

	Estimated Annual Benefits at Indicated Age of Retirement
Remuneration	50 and under	55	60	65 and over
$125,000	$ 62,500	$ 70,000	$ 73,563	$ 77,125
$150,000	$ 75,000	$ 84,000	$ 88,275	$ 92,550
$175,000	$ 87,500	$ 98,000	$102,988	$107,975
$200,000	$100,000	$112,000	$117,700	$123,400
$225,000	$112,500	$126,000	$132,413	$138,825
$250,000	$125,000	$140,000	$147,125	$154,250
$300,000	$150,000	$168,000	$176,550	$185,100
$400,000	$200,000	$224,000	$235,400	$246,800
$450,000	$225,000	$252,000	$264,825	$277,650
$500,000	$250,000	$280,000	$294,250	$308,500

Benefits payable to participating employees under the SERP are based upon a specified percentage (reduced for early retirement) of the highest 36 consecutive months’ compensation of the employee’s last 60 months of service. The SERP will, in any case, pay a benefit equal to the benefit which would be payable to the participant under our retirement plan if limitations imposed by the Internal Revenue Code were not applicable, less the benefit payable under our retirement plan with such limitations. Benefits under the SERP are paid concurrently with the payment of benefits under our retirement plan or as the administrative committee may determine. SERP benefits are offset by benefits payable under our retirement plan, but are not offset by social security benefits. We fund this benefit through a trust arrangement commonly referred to as a Rabbi Trust. Our board of directors may amend or terminate the SERP at any time, provided, that accrued benefits to current participants may not be reduced.

2003 REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed with the Company’s management and KPMG LLP, the Company’s independent auditors, the audited financial statements of the Company as of and for the year ended December 31, 2002. The Audit Committee has also discussed with the Company’s independent auditors the matters required to be discussed pursuant to SAS No. 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees).

The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with KPMG LLP that firm’s independence. The Audit Committee has also considered whether the provision of non-audit services to the Company by KPMG LLP is compatible with maintaining that firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements of the Company as of and for the year ended December 31, 2002, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the board of directors:

William M. Bell, Chair

Edwyna G. Anderson, Vice Chair

William L. Ford

Bert H. Mackie

Gary D. Parker

J. D. Scott

2003 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

The Committee’s Responsibilities

The Executive Compensation Committee of the board of directors (“the Committee”) has the responsibility for reviewing, and recommending to the full board of directors, the Company’s executive compensation programs to: attract, retain, and appropriately reward executive officers; motivate their performance in the achievement of the Company’s business objectives; and align the interests of executive officers with the long-term interests of the Company’s shareholders.

The Committee is composed entirely of persons who qualify as independent directors under the proposed listing standards of the New York Stock Exchange. The purpose of this report is to summarize the philosophical principles, specific program objectives, and other factors considered by the Committee in reaching its recommendations regarding the executive compensation of the executive officers of the Company, including executives named in the compensation disclosure included in the Company’s annual proxy statement (the “Named Executive Officers”).

Compensation Philosophy

The Company’s executive compensation program is based on the belief that the interests of management should be closely aligned with those of the Company. The Committee has adopted a framework of principles for the executive compensation program intended to:

•	attract the best talent to the Company;

•	encourage executives to manage from the perspective of owners with an equity stake in the Company;

•	motivate individuals to perform at their highest levels;

•	encourage strong financial and operational performance of the Company and create shareholder value by maintaining a portion of executives’ total compensation at risk;

•	reward outstanding achievement; and

•	retain the leadership and skills necessary for building long-term shareholder value.

The Company has adopted share ownership guidelines for the Company’s Chief Executive Officer and officers of the Company who report directly to the Chief Executive Officer. The guidelines are voluntary and are meant to be achieved by each officer covered by the guidelines over the course of five years. The Committee strongly advocates executive share ownership as a means by which to better align executive interests with those of all shareholders. The ownership guideline for the Chief Executive Officer is a 150,000 share ownership position at the end of five years. The ownership guidelines for the other covered officers are share ownership positions ranging from 20,000 to 50,000 shares at the end of five years.

Compensation Methodology

The Company strives to provide a comprehensive executive compensation program that is competitive and performance-based in order to attract and retain superior executive talent. Annually, the Committee reviews market data for two components of executive compensation: (1) annual cash compensation and (2) long-term incentive compensation. To assist in benchmarking the competitiveness of its compensation programs, the Company participates in and uses third party executive compensation surveys and engages the services of independent compensation consultants.

Components of Compensation.

Annual Cash Compensation.    As in prior years, 2002 annual cash compensation for the Named Executive Officers, as well as the other executive officers, consists of two components: base salary and a variable, at-risk incentive award.

Annual base salary is designed to compensate executives for their level of responsibility, experience, sustained individual performance, and contribution to the Company. The Committee recommends to the board all salary increases for executive officers. The midpoint of each salary range is designed to approximate the 50th percentile of base salaries of comparable companies in the marketplace.

Annual incentive awards are issued under the Company’s Annual Officer Incentive Plan (the “Officer Incentive Plan”). The purpose of the Officer Incentive Plan is to provide certain officers of the Company with a direct financial interest in the performance and profitability of the Company and to reward performance. The Officer Incentive Plan is administered by the Committee and the Committee recommends to the full board of directors, based on recommendations of the CEO, all awards under the Officer Incentive Plan.

The Officer Incentive Plan is designed to allow the Company’s officers the opportunity to earn compensation that is above average when compared to the Company’s peers if the Company achieves outstanding results compared to those peers and to targeted objectives.

Incentive criteria are established by the Committee and include achievement of certain corporate and business unit performance goals, as well as individual performance criteria as benchmarks for incentive awards. Corporate performance criteria include earnings per share, and shareholder appreciation.

Individual performance criteria include:

•	problem analysis;

•	directing;

•	utilization of human, capital & material resources;

•	initiation of, and response to, change;

•	planning and organizational ability;

•	decision-making;

•	time management;

•	communication and team relations; and

•	personal actions.

The incentive awards earned by the Company’s executives for 2002 were based on the Committee’s determination that the Company’s 2002 financial results had generally exceeded the corporate and business unit criteria established by the Committee and upon its judgment regarding each executive’s achievement of his or her individual performance goals for 2002. The bonus column of the Summary Compensation Table on page 16 contains the incentive awards earned for 2002, by each of the Named Executive Officers.

Long-Term Incentive Compensation.    The Company maintains a Long-Term Incentive Plan (the “LTI Plan”) to provide incentives to enable the Company to attract, retain, and reward certain employees and to give these employees an incentive to enhance long-term shareholder value. Participation in the LTI Plan is limited to certain of the Company’s employees who are in a position to contribute significantly to the growth and profitability of the Company, its divisions, and subsidiaries. The LTI Plan is administered by the Committee, and the Committee reviews and recommends to the full board of directors, after recommendation of the CEO, all long-term incentive awards. The Committee is authorized to make all decisions and interpretations required to administer the LTI Plan.

The LTI Plan authorizes the Committee to grant stock incentives to eligible employees in a variety of forms, including incentive stock options, non-statutory stock options, restricted stock awards, and performance awards.

Stock options have an exercise price equal to the fair market value of the Company’s common stock on the date of grant. The options granted under the LTI Plan in 1995, 1996, 1997, and in January of 1998 are exercisable beginning one year from the date of grant. In 1998, the Committee modified the non-statutory stock option agreement to allow stock options to become exercisable beginning one year after the date of grant in four equal, annual installments. Stock options may include a restoration feature, under which options are granted to replace shares that are surrendered by participants as full or partial payment to the Company of the purchase price for shares being acquired through the exercise of the stock option or shares that are surrendered to satisfy the tax obligations incident to the exercise of an option. Each restored option has an option price equal to the fair market value of our common stock on the date of grant of the restored option and expires on the stated expiration date of the original option. The LTI Plan does not allow for the re-pricing of stock options.

Restricted stock vests three years from the date of grant and accrues dividends which are also restricted until the vest date. If a participant retires or becomes deceased while an active employee, the restricted stock, plus dividends accrued, is considered to have vested as to the number of months from the date of grant until the participant’s retirement or death.

In determining the number of stock options and/or restricted stock awarded to each executive officer in 2002, the Committee reviewed a survey detailing the 50th percentile of grant values of long-term incentives in the general industry, and it also considered the executive officer’s past performance. The number of stock options and the value of the restricted stock awarded to the Named Executive Officers in 2002 is shown under the Number of Options Awarded and Restricted Stock Awards columns of the Summary Compensation Table on page 16 and under “Executive Compensation-Stock Option Grants” beginning on page 18.

Chief Executive Officer Compensation

The Committee meets annually to review the board of directors’ evaluation of the Chief Executive Officer’s (“CEO”) performance. The Committee uses this performance evaluation, the compensation surveys previously mentioned, and third party surveys and reports on financial and stock performance of other companies engaged in businesses similar to the Company in considering the CEO’s compensation. When reviewing the surveys and financial data, the Committee also considers the CEO’s service as Chairman of the Board. Categories in which performance is evaluated include: leadership, strategic planning, financial issues, management and operations, human resources, and communications.

Annual Cash Compensation.    The Committee recommended, and the board of directors approved, a base salary for 2002 for Mr. Kyle as CEO in the amount of $700,000.

Annual incentive compensation for Mr. Kyle for 2002 was based on the Committee’s determination that the Company’s 2002 financial results had generally exceeded the 2002 annual performance goals for the Company set by the Committee, and on the Committee’s judgment regarding Mr. Kyle’s achievement of his individual objectives and performance as reviewed by the Committee. Based on these criteria, Mr. Kyle was awarded a cash bonus of $992,300 representing 142% of his base compensation that is directly related to the Company’s performance during the 2002 fiscal year.

Long-Term Incentive Compensation.    On February 20, 2003, Mr. Kyle received a non-statutory stock option grant under the LTI Plan for 50,000 shares of common stock at a purchase price of $16.88 per share. This grant will become first exercisable on February 20, 2004, as to 16,667 shares and the remaining portion of the grant will vest equally over the next two years. Also, on February 20, 2003, Mr. Kyle was granted 50,000 shares of restricted stock under the LTI Plan that will vest in full on February 20, 2006, and 50,000 performance shares under the LTI Plan that will vest on February 20, 2006. The primary basis for the Committee’s determination to grant these stock options and shares of restricted stock and performance units to Mr. Kyle was to provide a significant incentive for him to enhance long-term shareholder value.

Internal Revenue Service Limitations on Deductibility of Executive Compensation

In structuring the Company’s compensation plans, the Committee takes into consideration Section 162(m) of the Internal Revenue Code (which disallows the deduction of compensation in excess of $1,000,000 except for certain payments based upon performance goals) and other factors the Committee deems appropriate. As a result, some of the compensation under the Company’s compensation plans may not be deductible under Section 162(m).

Respectfully submitted by the members of the Executive Compensation Committee of the board of directors:

William L. Ford, Chair

Bert H. Mackie, Vice Chair

Pattye L. Moore

Douglas Ann Newsom

Gary D. Parker

STOCK PERFORMANCE GRAPH

The following performance graph compares the performance of our common stock during the period beginning on August 31, 1997, and ending December 31, 2002, to the Standard & Poors 500 Index and the Standard & Poors Utilities Index. The graph assumes a $100 investment in our common stock and in each of the indexes at the beginning of the period and a reinvestment of dividends paid on such investments throughout the period.

Value of $100 Investment

Assuming Reinvestment of Dividends

At August 31, 1997, and at the End of Every Year

Through December 31, 2002

	Cumulative Total Return
	August 1997	August 1998	August 1999	December 2000	December 2001	December 2002
ONEOK, Inc.	100.00	96.03	103.26	168.78	129.09	143.62
S & P 500	100.00	108.09	151.14	153.50	135.25	105.36
S & P Utilities(1)	100.00	126.29	140.63	199.56	138.82	97.18

(1)	The S&P Utilities Index is comprised of the following: AES Corp.; Allegheny Energy Inc.; Ameren Corp.; American Electric Power; Calpine Corp; CenterPoint Energy; CINergy Corp.; CMS Energy; Consolidated Edison; Constellation Energy Group; Dominion Resources; DTE Energy Co.; Duke Energy; Dynegy Inc.; Edison International; El Paso Corp; Entergy Corp.; Exelon Corp.; FPL Group; FirstEnergy Corp.; KeySpan Energy; Kinder Morgan, Inc.; Mirant Corporation; NICOR Inc.; NiSource Inc.; Peoples Energy; PG&E Corp.; Pinnacle West Capital; PPL Corporation; Progress Energy, Inc.; Public Service Enterprise Inc.; Sempra Energy; Southern Co.; TECO Energy; TXU Corp.; Williams Cos.; and Xcel Energy Inc.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and owners of 10% or more of our common stock to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of our common stock. Based solely on a review of the copies of reports furnished to us and representations that no other reports were required, we believe that all of our directors, executive officers, and 10% or more shareholders during the fiscal year ended December 31, 2002, complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Rule 14a-8 under the Securities and Exchange Act of 1934 addresses when a company must include a shareholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders. Under Rule 14a-8, proposals that shareholders would like to submit for inclusion in our proxy statement for our 2004 annual meeting of shareholders should be received by our corporate secretary no later than December 2, 2003. Only those shareholder proposals eligible for inclusion under the rules of the Securities and Exchange Commission will be included in our proxy statement.

If a shareholder desires to present a proposal other than the nomination of directors at our 2004 annual meeting outside the process of Rule 14a-8, the shareholder must follow the procedures set forth in our by-laws. Our by-laws generally provide that a shareholder may present a proposal at an annual meeting if (1) the shareholder is a shareholder of record and is entitled to vote at the meeting, and (2) the shareholder gives timely written notice of the proposal, including any information regarding the proposal required under our by-laws, to our corporate secretary. To be timely for our 2004 annual meeting, a shareholder’s notice must be delivered to, or mailed and received at, our principal executive offices no later than December 2, 2003.

If a shareholder desires to propose nominations for the election of directors at our 2004 annual meeting, the shareholder must follow the procedures set forth in our by-laws. To be timely, notice of proposed shareholder nominations for the election of directors must be received by our corporate secretary at our principal executive offices no earlier than 90 days and no later than 60 days before our 2004 annual meeting, so long as we announce the date of our 2004 annual meeting at least 70 days prior to the date of such meeting. Otherwise, our corporate secretary must receive notice of proposed shareholder nominations by the close of business on the tenth day following the date of such announcement. In accordance with our by-laws, shareholder notices must contain certain information about each proposed nominee, including age, business and residence addresses, and principal employment, as well as certain information about the shareholder proposing nominations.

Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the annual meeting, no business can be transacted. Therefore, please authorize a proxy electronically via the Internet, by telephone, or by mail. Please act promptly to ensure that you will be represented at this important meeting.

WE WILL PROVIDE WITHOUT CHARGE, ON THE WRITTEN REQUEST OF ANY PERSON SOLICITED HEREBY, A COPY OF OUR ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 2002. WRITTEN REQUESTS SHOULD BE MAILED TO ERIC GRIMSHAW, CORPORATE SECRETARY, ONEOK, INC., 100 WEST FIFTH STREET, TULSA, OKLAHOMA 74103.

By order of the board of directors.

Eric Grimshaw

Vice President, Corporate Secretary,

and Associate General Counsel

Tulsa, Oklahoma

April 1, 2003

APPENDIX A

ONEOK, Inc.

AUDIT COMMITTEE

CHARTER

Purpose

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of ONEOK, Inc. (the “Company”) is to provide advice and counsel to management regarding, and assist the Board in the oversight of (a) the integrity of the financial statements of the Company, (b) the Company’s compliance with legal and regulatory requirements, (c) the independence and qualifications of the Company’s external auditors, and (d) the performance of the Company’s internal audit function and external auditors.

While the Committee has the responsibility and authority set forth in this Charter, it is not the duty of the Committee to conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. It is also the responsibility of management to assure compliance with laws and regulations and the Company’s corporate policies, with oversight by the Committee in the areas covered by this Charter.

Membership

The Committee shall be comprised of three or more directors each of whom must qualify as independent (“Independent Directors”) and meet the experience requirements under the listing standards of the New York Stock Exchange, the applicable rules and regulations of the Securities and Exchange Commission, and applicable federal and state statutory provisions in effect from time to time.

All members of the Committee shall have, at the time of their appointment to the Committee, a basic understanding of finance and accounting and be able to read and understand fundamental financial statements. At least one member of the Committee shall have accounting or related financial management expertise and qualify as a “financial expert” in accordance with the requirements of the Securities and Exchange Commission and the New York Stock Exchange in effect from time to time.

The members of the Committee shall be nominated by the Nominating and Governance Committee of the Board and appointed annually to two-year terms by the Board. The Company’s Nominating and Governance Committee shall recommend, and the Board shall designate, one member of the Committee as Chair and one member of the Committee as Vice Chair. Committee members shall serve until their resignation, retirement, removal by the Board or until their successors shall be qualified and appointed. No member of the Committee shall be removed except by majority vote of the Independent Directors.

Meetings and Procedures

•	The Committee shall fix its own rules and procedures, consistent with the By-laws of the Company and this Charter.

•	The Committee shall meet a minimum of four times annually and more frequently as circumstances require.

•	The Chair of the Committee or a majority of the members of the Committee may call a special meeting of the Committee.

•	A majority of the members of the Committee shall constitute a quorum.

•	The action of a majority of the members of the Committee at a meeting at which a quorum is present shall be the action of the Committee.

•	The Committee shall have the authority to delegate duties to such standing committees of the Board, as it deems necessary or appropriate. The Committee may form subcommittees for any purpose the Committee deems appropriate and may delegate to such subcommittees such duties, power and authority as the Committee deems necessary or appropriate. No subcommittee shall consist of fewer than two members, and the Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.

•	The Committee may request that any director, officer, employee or advisor of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide such assistance and information as the Committee requests.

•	The Committee shall have the authority to retain and terminate, and approve the fees and other retention terms of accounting, legal, financial and other advisors and experts as it deems necessary or appropriate to carry out its duties and responsibilities.

•	The Committee shall meet privately in executive session at each regular meeting (excluding telephonic meetings) with management, the manager of internal auditing, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed.

•	Following each of its meetings, the Committee shall deliver a report on the meeting to the Board, including a description of all actions taken and recommendations made by the Committee at the meeting, for review and consideration by the Board and subject to such further action by the Board as the Board deems necessary or appropriate.

•	The Chairman shall regularly report to the Board the Committee’s activities, including any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the performance and independence of the Company’s independent auditors, and the performance of the Company’s internal audit function.

•	There shall be free and confidential access at any time to the Committee by the independent auditors, the Controller, the manager of internal auditing, the General Counsel and the management of the Company, and by the Committee to those individuals.

•	The Committee shall keep written minutes of its meetings. Minutes shall be maintained with the books and records of the Company.

Responsibilities and Duties

The primary responsibilities of the Committee include, but are not limited to, the following:

Independent Audit

•	Appointment, compensation, retention and oversight of the independent auditor engaged (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of auditing the books, records and accounts of the Company and issuing an audit report or related work or performing other audit, review or attestation services for the Company. The independent auditor shall report directly to the Committee.

•	Approve all audit engagement fees and terms for the independent auditor.

•	Pre-approve all non-audit engagements or services, including consulting services, with or by the independent auditor. The Committee may delegate to one or more Committee members the authority to pre-approve such non-audit services between regularly scheduled meetings, provided that such approvals are reported to the full Committee at the next Committee meeting.

•	Review and evaluate the performance of the independent auditor and, if necessary, replace the independent auditor. Obtain and review written periodic reports at least annually from the independent auditor describing (a) the auditing firm’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities (including the Public Company Accounting Oversight Board), within the preceding five years, respecting one or more independent audits carried out by the firm, and (c) any steps taken to deal with such issues.

•	Review and evaluate the independence of the independent auditor. Obtain and review written periodic reports at least annually from the independent auditor delineating all relationships between the independent auditor and the Company. These reports shall be consistent with the requirements of the Independence Standards Board regarding the auditor’s independence. Evaluations should include the review and evaluation of the lead partner of the independent auditor and should take into account the opinions of management and the Company’s internal auditors. In addition to assuring the regular rotation of the lead audit partner as required by law, the Committee should consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm itself. The Committee shall present its conclusions with respect to the independent auditor to the Board. The Committee shall actively engage in dialogue with the independent auditor with respect to any known relationships or services that may impact the objectivity and independence of the auditor, and if necessary, take appropriate action to insure that the Company has an auditor that is independent in fact.

•	Meet with the independent auditor to review the planning of the annual audit including scope, staffing, locations, reliance on management and participation, internal audit services and general audit approach.

•	Review with the independent auditor any problems or difficulties the auditor may have encountered, any management letter provided by the auditor and the Company’s response to that letter, and resolve any disputes between management and the independent auditor. Among items the audit committee should review with the auditor are: any restrictions on the scope of the independent auditor’s activities or on access to requested information; any significant disagreements with management; any accounting adjustments that were noted or proposed by the auditor but were not acted on by management (as immaterial or otherwise); any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement; and any “management” or “internal control” letter issued, or proposed to be issued, by the audit firm to the Company.

•	Discuss with the independent auditor the required communications with the Committee as prescribed by the Auditing Standards Board.

•	Discuss with the independent auditor whether it has identified the existence of any issues of the type described in Section 10A of the Securities Exchange Act of 1934 (concerning detection of illegal acts).

•	Establish clear policies for the Company regarding the hiring of employees or former employees of the independent auditor.

Financial Reporting

•

Review the Company’s annual audited financial statements and related reports with the independent auditor and management (including, without limitation, footnotes and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in any report or other filing by the Company with the Securities and Exchange Commission) and significant findings based on the independent auditor’s audit procedures. This review shall take place prior to publication of the annual audited financial statements. The Committee shall recommend to the Board the inclusion of the annual audited financial statements in the Company’s Annual Report to Shareholders and its Annual Report on Form 10-K.

•	Review the Company’s quarterly unaudited financial statements with the independent auditor and management (including, without limitation, footnotes and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in any report or other filing by the Company with the Securities and Exchange Commission) and significant findings based upon the independent auditor’s review procedures. This review shall take place prior to the publication of the quarterly unaudited financial statements. The Chair and Vice Chair of the Committee, or either of them, may represent the entire Committee for purposes of this review.

•	To the extent possible under applicable filing deadlines, review with management and, where necessary, the Company’s independent auditors, Current Reports on Form 8-K prior to filing with the Securities and Exchange Commission. The Chair and Vice Chair of the Committee, or either of them, may represent the entire Committee for purposes of this review.

•	Review with management and the independent auditor the Company’s annual and quarterly earnings news releases prior to their release to the public. The Chair of the Committee may represent the entire Committee for purposes of this review.

•	Periodically review and discuss financial information and earnings guidance provided to analysts and rating agencies. The foregoing shall supplement (a) the full Board’s periodic review of investor relations activities, (b) credit rating results and (c) oversight of the Company’s dealings with credit rating agencies.

•	Discuss with management and the independent auditors any significant issues regarding accounting principles, practices and judgments made in connection with the preparation of the Company’s financial statements. Obtain and review a report from the independent accountants regarding all critical accounting policies to be used in the Company’s financial statements and any major changes to these policies, including: (a) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management; (b) the ramifications of the use of such alternative disclosures and treatments; and (c) the treatment preferred by the independent auditor.

Internal Corporate Audit

•	Review the corporate audit services function, its performance, the adequacy of its resources and the competence of its staff, audit risk considerations and areas of audit emphasis. Review the cooperation provided by management, including any limitations or pressures imposed by management. Review and ratify the appointment of the Manager, Audit Services.

•	Obtain and review periodic summary reports on the internal audit services department’s significant recommendations to management and, where necessary, management’s responses, particularly with respect to identified audit risk considerations.

•	Obtain and review periodic reports at least annually from management and the independent auditors assessing the effectiveness of the Company’s internal control structure and procedures for financial reporting and including: (a) all significant deficiencies or material weaknesses in the design or operation of internal controls, (b) any fraud, whether or not material, that involves management or other employees having a significant role in the internal controls, and (c) all significant changes to internal controls, including corrective actions, since the last report to the Committee.

Disclosure Controls and Procedures

•	Review the corporate disclosure controls and procedures function, its performance, the adequacy of its resources and the competence of its staff, disclosure risk considerations and areas of disclosure emphasis. Review the cooperation afforded and any limitations or pressures imposed by management.

•	Obtain and review periodic reports at least annually from management and the independent auditors assessing the effectiveness of the Company’s disclosure controls and procedures including: (a) all significant deficiencies or material weaknesses in the design or operation of disclosure controls and procedures, (b) any fraud, whether or not material, that involves management or other employees having a significant role in the disclosure controls and procedures, (c) all significant changes to disclosure control and procedures including corrective actions, since the last report to the Committee and, (d) any financial conflicts of interest involving the principal executive officer or any senior officer.

Other Control Issues

•	Meet periodically, and in no event less than annually, with the Chief Financial Officer, Controller, Manager, Audit Services, and the independent auditor in separate private sessions.

•	Discuss with the head of the Company’s audit services (internal audit) department the annual review of the executive officers’ and directors’ expense accounts and perquisites.

•	Review with the Company’s General Counsel legal matters that may have a material impact on the financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s compliance with its code of business conduct and conflict of interest policy, and any material reports or inquiries received from regulators or governmental agencies.

•	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls and auditing matters.

•	Establish procedures for the confidential, anonymous submission to the Committee by the Company’s employees of concerns regarding questionable accounting or auditing matters.

•	Review and discuss guidelines and policies by which the Company undertakes risk assessment and risk management.

•	Review the Company’s computerized information systems, applications and related controls, including security and contingency plans.

•	Review the Company’s tax planning efforts, taxing authority developments, pending audits, and the adequacy of tax reserves.

•	Review periodically the limits of authority of the executive officers of the Company and, in consultation with other relevant Committees, recommend to the Board appropriate changes.

Committee Reports and Assessments

•	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

•	Prepare the required written confirmation to the New York Stock Exchange at least once a year or upon any changes to the composition of the Committee.

•	Set annual goals and objectives of the Committee.

•	Perform any other activities consistent with this Charter, the Company’s by-laws and governing law, as the Committee or the Board deems necessary or appropriate.

•	Review and reassess the adequacy of this Charter annually and submit any changes to the Board for approval.

•	Conduct an evaluation of the Committee’s performance at least annually.

100 West Fifth Street

Post Office Box 871

Tulsa, Oklahoma 74102-0871

www.oneok.com

ONEOK, Inc.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR

ANNUAL MEETING OF SHAREHOLDERS MAY 15, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David L. Kyle and John A. Gaberino, Jr., or either of them, with the power of substitution in each, proxies to vote all stock of the undersigned in ONEOK, Inc. at the Annual Meeting of Shareholders to be held May 15, 2003, and at any and all adjournments thereof, upon the matter of the elections of directors, the proposals referred to in Item 2 of this Proxy, and any other business that may properly come before the meeting.

Shares will be voted as specified. IF NO SPECIFICATION IS MADE, SHARES WILL BE VOTED TO ELECT THE DIRECTORS AS PROPOSED AND FOR THE PROPOSAL REFERRED TO IN ITEM 2 OF THIS PROXY. The proxies or substitutes may vote accordingly in their discretion upon any other business that may properly come before this Annual Meeting or any adjournment thereof. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

NOTE: Please sign this proxy exactly as your name appears hereon, including the title “Executor,” “Trustee,” etc. If the name indicated is a joint account, each joint owner should sign. If the stock is held by a corporation, this proxy should be executed by a proper officer thereof.

PLEASE NOTE ADDRESS CHANGES HERE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

^ FOLD AND DETACH HERE ^

YOUR VOTE IS IMPORTANT!

If you vote by telephone or the Internet, DO NOT return your proxy card.

VOTE BY

TELEPHONE *** INTERNET *** MAIL

24 hours a day — 7 days a week

TELEPHONE 1-800-758-6973 (Toll Free)	INTERNET http://www.eproxyvote.com/oke	MAIL

• Use any touch-tone telephone • Have this proxy card in hand • Enter the Control Number located on the reverse side of this card when prompted • Follow the simple recorded instructions	• Click on the website address indicated above • Have this proxy card in hand • Enter the Control Number located on the reverse side of this card • Follow the simple instructions on the screen	• Mark, sign and date the proxy card on the reverse side • Detach the proxy card • Return the proxy card in the postage- paid envelope provided

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

ONEOK, Inc.		1. Election of three directors in Class C. Nominees:	For	Withhold	For All Except

		(01) William L. Ford (02) Douglas Ann Newsom (03) Gary D. Parker	☐	☐	☐

NOTE: If you do not wish your shares voted “For” a particular nominee, mark the “For All Except” box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s).

CONTROL NUMBER:			For	Against	Abstain
		2. To ratify and approve the appointment of KPMGLLP as independent auditor of the Corporationfor the 2003 fiscal year.	☐	☐	☐

Please be sure to sign and date this Proxy.	Date

		Mark the box at the right if your address has changed and note the change(s) in the space provided on the reverse side of this card.			☐

Shareholder signature	Co-owner signature

DETACH CARD	DETACH CARD